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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-26690


                           Elantec Semiconductor, Inc.
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             (Exact name of registrant as specified in its charter)

                       7585 Irvine Center Drive, Suite 100
                            Irvine, California 92618
                                 (949) 341-7000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.01 par value per share
         Right to Purchase Series A Junior Participating Preferred Stock
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(ii)      [_]
          Rule 12g-4(a)(1)(ii)    [_]        Rule 12h-3(b)(2)(i)       [_]
          Rule 12g-4(a)(2)(i)     [_]        Rule 12h-3(b)(2)(ii)      [_]
          Rule 12g-4(a)(2)(ii)    [_]        Rule 15d-6                [_]
          Rule 12h-3(b)(1)(i)     [X]

       Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Elantec Semiconductor, Inc. has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 14, 2002                 BY: /s/ Stephen M. Moran
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                                       Stephen M. Moran
                                       Vice President, Secretary and Treasurer